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                                                                    Exhibit 11.1

                      PETE'S BREWING COMPANY AND SUBSIDIARY

                     COMPUTATION OF NET INCOME PER SHARE (1)

                      (in thousands, except per share data)

                                                                       Year Ended December 31,
                                                                     ---------------------------

                                                                      1996      1995      1994
                                                                      ----      ----      ----
Weighted average common shares outstanding for the period .......     10,682     8,157     3,611

Common equivalent shares assuming conversion of convertible
 Series A and Series B preferred stock ..........................         --        --     3,305

Common equivalent shares assuming conversion of stock options
  and warrants under the treasury stock method ..................        137       306       948
                                                                     -------    ------    ------

Shares used in per share calculation ............................     10,819     8,463     7,864
                                                                     =======    ======    ======

Net income ......................................................    $ 1,683    $1,538    $  551
                                                                     =======    ======    ======

Net income per share ............................................    $  0.16    $ 0.18    $ 0.07
                                                                     =======    ======    ======


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(1) There is no difference between primary and fully diluted net income per share for all periods presented.